EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NASDAQ: NSIT

CFO OF INSIGHT, GLYNIS BRYAN, ANNOUNCES RETIREMENT

CHANDLER, AZ – May 2, 2024 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”), announced today that Glynis Bryan plans to retire as Chief Financial Officer effective December 31, 2024. Ms. Bryan, 65, has been with the Company since December 17, 2007. Ms. Bryan will continue to serve as the Chief Financial Officer through the end of the year. She will then transition to an advisory role.

The Company has engaged an executive search firm to identify and evaluate potential successors from internal and external candidates. Ms. Bryan will assist the Company in the search process.

Ms. Bryan said, “I am thankful for the amazing opportunity I have had at Insight over the last 17 years. It has been a fun and rewarding experience to have assisted in transforming the Company from a traditional value-added reseller to a powerhouse Solutions Integrator. I sincerely appreciate the efforts of our teammates throughout the Company, and in particular I appreciate my finance team for their dedication and willingness to embrace change, our leadership team for the challenging and open dialogue that drove us to accomplish this significant transformation and our clients for trusting us to help with their challenging and changing technology needs. It has truly been a privilege and an honor to be a part of this excellent team and to have played a part in Insight’s amazing transformation.”

Joyce Mullen, Chief Executive Officer, and President, said “I am grateful to Glynis for her inspirational leadership and drive over the last 65 quarters. She has had an enormous impact at Insight during this time. Glynis is loved and admired for her business acumen, strong leadership and very quick wit by our teammates, partners and clients. Her partnership, support and friendship have been invaluable to me as I joined Insight.”

About Insight

Insight Enterprises, Inc. is a global Fortune 500 Solutions Integrator helping accelerate transformation by unlocking the power of people and technology. We architect, build and manage solutions for complex IT environments. Our digital transformation services include deep expertise in cloud, data, AI, cybersecurity and intelligent edge, augmented by longstanding relationships with 6,000+ technology partners. By quickly and effectively delivering best-fit solutions, we help our clients simplify modern business processes to improve customer and work experiences, business intelligence, efficiency and growth. We’re rated as a Great Place to Work, a Forbes World’s Best Employer and a Fortune World’s Best Workplace. Discover more at www.insight.com. NSIT-F

CONTACT:	RYAN MIYASATO
INVESTOR RELATIONS
TEL. 408.975.8507
EMAIL Ryan.Miyasato@insight.com

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Insight Enterprises, Inc.	2701 E. Insight Way	Chandler, Arizona 85286	800.467.4448	FAX 480.760.8958